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------                                      U.S. SECURITIES AND EXCHANGE COMMISSION                   ------------------------------
FORM 4                                              WASHINGTON, D.C. 20549                                     OMB APPROVAL
------                                                                                                ------------------------------
                                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to                  Filed pursuant to Section 16(a) of the Securities              Estimated average burden
    Section 16. Form 4                     Exchange Act of 1934, Section 17(a) of the                 hours per response.........0.5
    or Form 5 obligations                  Public Utility Holding Company Act of 1935                 ------------------------------
    may continue. See                       or Section 30(f) of the Investment Company
    Instruction 1(b).                                    Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    GOLDMAN, STEVEN                               F5 NETWORKS, INC. (ffiv)                      to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    401 ELLIOTT AVENUE WEST                       Number of Reporting        Month/Year          X  Officer        X  Other (specify
--------------------------------------------      Person (Voluntary)         JULY 2001          ----              --- below)
                  (Street)                                                -------------------   (give title below)
    SEATTLE,         WA             98119                                 5. If Amendment,      SENIOR VICE PRESIDENT OF SALES
--------------------------------------------                                 Date of Original   AND SERVICES
    (City)        (State)           (Zip)                                    (Month/Year)       ------------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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  COMMON STOCK                  07/16/01   M             14,250    A        $0.05                           D
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  COMMON STOCK                  07/16/01   M             45,000    A        $0.05                           D
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  COMMON STOCK                  07/30/01   S              7,500    D       $15.00                           D
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  COMMON STOCK                  07/30/01   S                900    D       $15.07                           D
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  COMMON STOCK                  07/30/01   S              3,400    D       $15.10                           D
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  COMMON STOCK                  07/30/01   S              1,100    D       $15.11                           D
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  COMMON STOCK                  07/30/01   S                600    D       $15.12                           D
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  COMMON STOCK                  07/30/01   S              1,500    D       $15.13       219,360             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED     Page 1 of 2 (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                            SEC 1474 (3/99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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INCENTIVE STOCK OPTION       $0.05       07/16/01    M                14,250           07/14/07   COMMON  14,250
(RIGHT TO BUY)                                                                                    STOCK
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INCENTIVE STOCK OPTION       $0.05       07/16/01    M                45,000  07/14/98 07/14/07   COMMON  45,000
(RIGHT TO BUY)                                                                                    STOCK
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                           D

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   59,250                  D

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ STEVEN GOLDMAN               8/6/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB number.                                       SEC 1474 (3-99)

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